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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68875

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated December 23, 1998

       and supplemented by Prospectus Supplements dated January 26, 1999, February 1, 1999, February 5, 1999, February 26, 1999, March 16, 1999,
       July 9, 1999, October 18, 1999, January 4, 2000, January 13, 2000,
                      January 20, 2000, and January 31 of

                         AMERICAN EAGLE OUTFITTERS, INC.

         On January 27, 2000, S.H.D. Investments, LLC ("SHD") sold 2,100 shares of common stock. The shares were sold by SHD in an open market transaction as follows: 2,000 shares at $38.00 per share and 100 shares at $39.25 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by SHD of a commission of $.07 per share. Immediately following these sales, SHD beneficially owned 127,900 shares.

         On January 26, 2000, Slauson Limited Partnership ("Slauson") sold 5,000 shares of common stock. The shares were sold by Slauson in an open market transaction as follows: 4,900 shares at $39.00 per share and 100 shares at $39.13 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share. Immediately following these sales, SHD beneficially owned 81,000 shares.

         On February 8, 2000, the closing price per share on the Nasdaq National Market was $29.34.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus Supplement is February 9, 2000.